UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2005 (March 24, 2005)

HCA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11239	75-2497104

(State or other jurisdiction of incorporation)	(Commission File	(I.R.S. Employer
	Number)	Identification No.)

One Park Plaza, Nashville, Tennessee	37203

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 344-9551

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-3.1
EX-10.1

Item 1.01. Entry Into a Material Definitive Agreement.

     On March 24, 2005, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of HCA Inc. (the “Company”) adopted the 2005 Senior Officer Performance Excellence Program (the “Senior Officer PEP”). Under the Senior Officer PEP, the officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, shall be eligible to earn performance awards based upon the achievement of certain specified performance targets. The specified performance criteria for the Company’s five most highly compensated executive officers (the “Covered Officers”) are EPS (as defined in the Senior Officer PEP) and EBITDA (as defined in the Senior Officer PEP). The performance criteria for other participants are based on the Company’s financial results and specified individual performance goals. Target awards range from 50% to 120% of a participant’s base salary with respect to the Covered Officers, and from 30% to 50% of a participant’s base salary with respect to participants other than the Covered Officers. Participants will receive 100% of the target award for target performance, 50% of the target award for a minimum acceptable (threshold) level of performance, and a maximum of 200% of the target award for maximum performance.

     No awards will be paid to a participant if the Committee determines that the participant’s conduct during the year was inconsistent with the Company’s stated mission and values, its Code of Conduct or the Corporate Integrity Agreement. Except as the Committee may otherwise determine in its sole and absolute discretion, termination of a participant’s employment prior to the end of the year, other than for reasons of death or disability, will result in the forfeiture of the award by the participant, and no payments shall be made with respect thereto.

     Following the end of the fiscal year, the Committee will determine whether and the extent to which the applicable performance targets were met. Based upon this assessment, the Committee may award each eligible participant in the Senior Officer PEP a cash award based on the target award, the achievement of the relevant performance criteria and the terms of the Senior Officer PEP. No payments will be made for performance below specified threshold amounts. Payouts between threshold and maximum will be calculated by the Committee in its sole discretion using interpolation. The Committee may make adjustments to the terms of awards under the Senior Officer PEP in recognition of unusual or nonrecurring events affecting a participant or the Company, or the financial statements of the Company; in the event of changes in applicable laws, regulations, or accounting principles; or in the event that the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits available under the Senior Officer PEP. The Committee is also authorized to adjust performance targets or awards (other than with respect to performance awards to Covered Officers) to avoid unwarranted penalties or windfalls. Performance awards to Covered Officers may be reduced, but not increased, in the sole discretion of the Committee in order to avoid unwarranted windfalls.

     The foregoing description of the Senior Officer PEP does not purport to be complete and is qualified in its entirety by reference to the Senior Officer PEP, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The Company has separate performance excellence programs for its employees who are not senior officers.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     On March 24, 2005, the Board approved an amendment (the “Amendment”) to the Company’s Second Amended and Restated Bylaws (the “Bylaws”) with respect to the mandatory retirement age set for members of the Board. The amendment deleted Sections 13 and 14 of Article III of the Bylaws in their entirety, and inserted a new Section 13 to Article III.

     Previously, Article III, Section 13 stated that a director may not be nominated to the Board if he or she has attained the age of 72 before the first date of the proposed term of office. Previously Article III, Section 14 stated that the provisions of Article III, Section 13 did not apply with respect to a former director of the Company. Amended Article III, Section 13 states that a director may not be nominated to the Board if he or she has attained the age of 75 before the first date of the proposed term of office, but allows the Board discretion to make exceptions to the mandatory retirement policy if special circumstances warrant.

     The Amendment is effective as of March 24, 2005. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the text of the Amendment, which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits

3.1	First Amendment to the Second Amended and Restated Bylaws of HCA Inc.
10.1	2005 Senior Officer Performance Excellence Program

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA INC.
By:	/s/ R. Milton Johnson
R. Milton Johnson
Executive Vice President and Chief Financial Officer

Date: March 30, 2005

EXHIBIT INDEX

3.1	First Amendment to the Second Amended and Restated Bylaws of HCA Inc.
10.1	2005 Senior Officer Performance Excellence Program